EXHIBIT 23.01

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of (i) our report dated July 2, 2001 on the financial statements of the Penn Virginia Coal Business incorporated by reference, (ii) our report dated September 15, 2001 on the financial statements of Penn Virginia Resource Partners, L.P. incorporated by reference, and (iii) our report dated September 6, 2001 on the financial statements of Penn Virginia Resource GP, LLC incorporated by reference; and to all references to our Firm included in or made a part of this Registration Statement.

ARTHUR ANDERSEN LLP

Houston, Texas

November 29, 2001